EXHIBIT 11.1

                                           WORLDTEX, INC.
                                  COMPUTATION OF EARNINGS PER SHARE
                           (Dollars in thousands except per share amounts)

                                             Nine Months Ended           Three Months Ended
                                               September 30,                September 30,
                                          -----------------------     ------------------------
                                             1997          1996          1997           1996
                                             ----          ----          ----           ----

Net income                                $     6,743        8,407         2,048         2,481
                                          ===========   ==========    ==========    ==========
Shares:
   Weighted average number of
        shares outstanding                 14,416,812   14,474,848    14,428,671    14,473,419
   Assumed exercise of options                392,253      145,644       320,403       195,569
                                          -----------   ----------    ----------    ----------
   Total average number of common
         and common equivalent shares
         used for primary computation      14,809,065   14,620,492    14,749,074    14,668,988
                                          ===========   ==========    ==========    ==========
Primary earnings per share (1)            $       .46          .58           .14           .17
                                          ===========   ==========    ==========    ==========
Shares:
   Weighted average number of
           shares outstanding              14,416,812   14,475,366    14,428,671    14,473,419
   Assumed exercise of options                392,253      355,289       320,403       276,456
                                          -----------   ----------    ----------    ----------
   Total average number of common
           and common equivalent shares
           used for fully diluted
           computation                     14,809,065   14,830,137    14,749,074    14,749,875
                                          ===========   ==========    ==========    ==========
Fully diluted earnings per share (2)      $       .46          .57           .14           .17
                                          ===========   ==========    ==========    ==========



(1) Earnings per share are calculated based upon the weighted average number of common shares outstanding and common equivalent shares during the year.

(2) Fully diluted earnings per share calculations result in less than 3% reduction and are accordingly not considered as dilution in the financial statements.